10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET: FOR RELEASE: DATE:	MCBC Immediate April 24, 2014

Macatawa Bank Corporation Reports
First Quarter 2014 Results

Holland, Michigan, April 24, 2014 – Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the first quarter of 2014, continuing its trend of improvement in key operating metrics and financial performance.

●	Net income increased to $2.6 million in the first quarter 2014 from $2.5 million in the first quarter 2013
●	Resumed payment of quarterly cash dividends - $0.02 per share paid on March 28, 2014 to shareholders of record on March 7, 2014
●	Strong loan collection results exemplified by net recoveries once again – net recoveries of $585,000 for the first quarter 2014, net recoveries in four of the previous five quarters
●	Net interest margin improvement in the first quarter 2014 compared to the first quarter 2013 and the fourth quarter 2013
●	Decrease in mortgage banking activity – gains on sales down consistent with industry-wide declines
●	Further expense reductions – total non-interest expense decreased by $412,000 for the first quarter 2014 compared to the first quarter 2013

Macatawa reported net income of $2.6 million, or $0.08 per diluted share, in the first quarter 2014 compared to net income of $2.5 million, or $0.09 per diluted share, for the first quarter 2013.

"The Company is pleased to report improved earnings in the first quarter 2014 compared to both the first quarter 2013 and the fourth quarter 2013.  With the completion of our capital initiatives at the end of last year, we were able to distribute our first quarterly cash dividend to shareholders in over five years in March 2014 and we expect to continue paying quarterly dividends given the financial condition of the Bank and our earnings performance.”

Mr. Postma continued: "Net income for the first quarter 2014 reflected continued improvement in core operating results.  Our net interest margin has stabilized after many quarters of margin compression showing a slight increase for the first quarter 2014 compared to the fourth quarter of 2013. We are encouraged by signs of stabilization in our loan yields and reductions in our cost of funds.  Noninterest income increased in all categories except for net gains on sales of mortgage loans, which were down from the first quarter 2013 due to increases in mortgage market interest rates and lower volumes experienced industry-wide.  Most of this reduction in noninterest income was offset by a decrease in problem asset costs, which continue to decline as we dispose of other real estate owned property.  Our total other real estate owned balance has decreased from $51.6 million at March 31, 2013 to $34.0 million at March 31, 2014.”

Mr. Postma concluded: "We have made strong progress over the past several years and our earnings are becoming more consistent.  We are pleased to resume our quarterly dividend payouts and report further improvement in nonperforming asset levels and related costs.  We are poised for growth in our earning assets to produce stronger future earnings for our shareholders."

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Macatawa Bank Corporation 1Q Results / page 2 of 4

Operating Results
Net interest income for the first quarter 2014 totaled $10.5 million, an increase of $263,000 from the fourth quarter 2013 and a decrease of $8,000 from the first quarter 2013.  Net interest margin was 3.15 percent, up 20 basis points from the fourth quarter 2013, and up 1 basis point from the first quarter 2013.  Margin in the first quarter of 2014 benefitted from a large interest recovery on a previously charged off loan.  While such recoveries may not be likely in future quarters, loan yield compression may be bottoming, and adjustments made to rates on certain deposit products in the middle of the first quarter will further benefit margin in future quarters.

Average interest earning assets for the first quarter 2014 decreased $30.5 million from the fourth quarter 2013 and were up $1.3 million from the first quarter 2013.

Non-interest income decreased $506,000 in the first quarter 2014 compared to the fourth quarter 2013 and decreased $453,000 from the first quarter 2013, due to decreases in gains on sales of mortgage loans as the market for this activity contracted beginning in the second part of 2013 with the rise in market interest rates.  The Bank originated $14.1 million in loans for sale in the first quarter 2014 compared to $16.9 million in loans for sale in the fourth quarter 2013 and $29.8 million in loans for sale in the first quarter 2013.  All other categories of non-interest income improved in the first quarter 2014.

Non-interest expense was $11.2 million for the first quarter 2014, compared to $12.0 million for the fourth quarter 2013 and $11.6 million for the first quarter 2013.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which decreased $981,000 compared to the fourth quarter 2013 and decreased $490,000 compared to the first quarter 2013.  Salaries and benefits were up $170,000 compared to the fourth quarter 2013 and were up $29,000 compared to the first quarter 2013 due a higher level of 401(k) plan matching contributions and expenses associated with restricted stock vesting.

Federal income tax expense was $1.2 million for the first quarter 2014 compared to $1.0 million for the fourth quarter 2013 and $1.1 million for the first quarter 2013.  The effective tax rate decreased from 31.59% for the first quarter 2013 to 30.85% for the first quarter 2014 as a result of an increase in tax-free municipal investments.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, and the reduction in historical loan loss ratios, a negative provision for loan losses of $1.0 million was recorded in the first quarter 2014.  Net loan recoveries for the first quarter 2014 were $585,000, compared to fourth quarter 2013 net loan recoveries of $526,000 and first quarter 2013 net loan recoveries of $498,000.  The Bank has experienced net loan recoveries in four of the past five quarters. Total loans past due on payments by 30 days or more amounted to $6.6 million at March 31, 2014, up from $5.5 million at December 31, 2013 and unchanged from March 31, 2013.

The allowance for loan losses of $20.4 million was 1.98 percent of total loans at March 31, 2014, compared to 2.00 percent of total loans at December 31, 2013, and 2.23 percent at March 31, 2013.    The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and exceeded 1-to-1 coverage at 131.10 percent as of March 31, 2014, compared to 168.61 percent at December 31, 2013, and 165.70 percent at March 31, 2013.

At March 31, 2014, the Company's nonperforming loans were $15.5 million, representing 1.51 percent of total loans.  This compares to $12.3 million (1.18 percent of total loans) at December 31, 2013 and $14.2 million (1.35 percent of total loans) at March 31, 2013.  Other real estate owned and repossessed assets was $34.1 million at March 31, 2014, compared to $36.8 million at December 31, 2013, down significantly from $51.6 million at March 31, 2013. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $16.2 million, or 24.6 percent, from March 31, 2013 to March 31, 2014.

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Macatawa Bank Corporation 1Q Results / page 3 of 4

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Commercial Real Estate	$6,299	$5,706	$4,934	$5,701	$4,673
Commercial and Industrial	8,077	5,625	4,240	4,081	8,781
Total Commercial Loans	14,376	11,331	9,174	9,782	13,454
Residential Mortgage Loans	762	639	639	619	298
Consumer Loans	410	365	407	373	422
Total Non-Performing Loans	$15,548	$12,335	$10,220	$10,774	$14,174

Residential Developer Loans (a)	$2,205	$2,591	$2,651	$2,723	$2,265

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Total non-performing assets were $49.6 million, or 3.33 percent of total assets, at March 31, 2014.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Non-Performing Loans	$15,548	$12,335	$10,220	$10,774	$14,174
Other Repossessed Assets	42	40	---	---	22
Other Real Estate Owned	34,035	36,796	42,796	45,845	51,593
Total Non-Performing Assets	$49,625	$49,171	$53,016	$56,619	$65,789

Balance Sheet, Liquidity and Capital
Total assets were $1,490.9 million at March 31, 2014, a decrease of $26.5 million from $1,517.4 million at December 31, 2013 and a decrease of $16.5 million from $1,507.4 million at March 31, 2013.  Total loans were $1,030.1 million at March 31, 2014, a decrease of $12.3 million from $1,042.4 million at December 31, 2013 and a decrease of $20.9 million from $1,051.0 million at March 31, 2013.

Commercial loans decreased by $11.3 million from December 31, 2013 to March 31, 2014, along with a decrease of $948,000 in our residential mortgage and consumer loan portfolios.  Commercial real estate loans were reduced by $9.1 million, as the Company continued its efforts to reduce exposure in this segment, and commercial and industrial loans decreased by $2.2 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Construction and Development	$84,875	$86,413	$86,824	$81,841	$88,670
Other Commercial Real Estate	378,322	385,927	395,108	397,814	408,860
Commercial Loans Secured by Real Estate	463,197	472,340	481,932	479,655	497,530
Commercial and Industrial	271,924	274,099	253,216	242,759	259,145
Total Commercial Loans	$735,121	$746,439	$735,148	$722,414	$756,675

Residential Developer Loans (a)	$33,970	$35,164	$39,886	$41,903	$45,598

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

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Macatawa Bank Corporation 1Q Results / page 4 of 4

Total deposits were $1,216.8 million at March 31, 2014, down $32.9 million from $1,249.7 million at December 31, 2013 due to normal seasonal decreases and were down $14.6 million from $1,231.4 million at March 31, 2013.  The decrease from March 31, 2013 was related to the intentional run-off of higher costing certificates of deposit.  These balances decreased $37.5 million from March 31, 2013.  Balances in checking, savings and money market accounts grew by 2.2 percent compared to the first quarter 2013.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's regulatory capital increased in the first quarter 2014 and continued to be at levels among the highest in Bank history, comfortably above levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2014.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank.  Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County.  Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services.  The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "expect", "may", "will", "initiative," "continue," "improving," "efforts," "focus," "future," "strategies," "pave the way," "poised for growth" and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, our ability to further reduce nonperforming asset levels and related expenses and strategies to enhance shareholder value. The declaration and payment of future dividends to common shareholders will be considered by the Board of Directors in its discretion and will depend on a number of factors, including our financial condition and anticipated profitability. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Quarter Ended
	March 31
EARNINGS SUMMARY	2014	2013
Total interest income	$11,970	$12,433
Total interest expense	1,495	1,950
Net interest income	10,475	10,483
Provision for loan losses	(1,000)	(750)
Net interest income after provision for loan losses	11,475	11,233

NON-INTEREST INCOME
Deposit service charges	991	952
Net gains on mortgage loans	258	825
Trust fees	631	588
Other	1,630	1,598
Total non-interest income	3,510	3,963

NON-INTEREST EXPENSE
Salaries and benefits	5,823	5,794
Occupancy	1,008	946
Furniture and equipment	840	749
FDIC assessment	328	471
Administration and disposition of problem assets	471	961
Other	2,699	2,660
Total non-interest expense	11,169	11,581
Income before income tax	3,816	3,615
Income tax expense	1,177	1,142
Net income	$2,639	$2,473
Net income attributable to common shareholders	$2,639	$2,473

Basic earnings per common share	$0.08	$0.09
Diluted earnings per common share	$0.08	$0.09
Return on average assets	0.71%	0.66%
Return on average equity	7.85%	7.50%
Net interest margin	3.15%	3.14%
Efficiency ratio	79.86%	80.17%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2014	2013	2013
Cash and due from banks	$34,615	$38,714	$21,585
Federal funds sold and other short-term investments	92,668	118,178	127,742
Interest-bearing time deposits in other financial institutions	32,500	25,000	25,000
Securities available for sale	153,327	139,659	126,795
Securities held to maturity	19,175	19,248	5,380
Federal Home Loan Bank Stock	11,236	11,236	11,236
Loans held for sale	194	1,915	3,976
Total loans	1,030,111	1,042,377	1,051,009
Less allowance for loan loss	20,383	20,798	23,487
Net loans	1,009,728	1,021,579	1,027,522
Premises and equipment, net	53,619	53,641	53,284
Bank-owned life insurance	27,671	27,517	26,974
Other real estate owned	34,035	36,796	51,593
Other assets	22,131	23,922	26,351

Total Assets	$1,490,899	$1,517,405	$1,507,438

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$342,357	$344,550	$312,176
Interest-bearing deposits	874,421	905,184	919,214
Total deposits	1,216,778	1,249,734	1,231,390
Other borrowed funds	88,774	89,991	90,658
Subordinated debt	-	-	1,650
Long-term debt	41,238	41,238	41,238
Other liabilities	8,921	3,920	9,597
Total Liabilities	1,355,711	1,384,883	1,374,533

Shareholders' equity	135,188	132,522	132,905

Total Liabilities and Shareholders' Equity	$1,490,899	$1,517,405	$1,507,438

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2014	2013	2013	2013	2013
EARNINGS SUMMARY
Net interest income	$10,475	$10,212	$10,124	$10,463	$10,483
Provision for loan losses	(1,000)	(1,000)	(1,500)	(1,000)	(750)
Total non-interest income	3,510	4,016	3,951	4,211	3,963
Total non-interest expense	11,169	12,036	12,362	11,875	11,581
Federal income tax expense (benefit)	1,177	958	975	1,196	1,142
Net income	$2,639	$2,234	$2,238	$2,603	$2,473

Basic earnings per common share	$0.08	$(0.56)	$0.08	$0.10	$0.09
Diluted earnings per common share	$0.08	$(0.56)	$0.08	$0.10	$0.09

MARKET DATA
Book value per common share	$4.00	$3.92	$3.77	$3.68	$3.68
Tangible book value per common share	$4.00	$3.92	$3.77	$3.68	$3.68
Market value per common share	$5.04	$5.00	$5.38	$5.04	$5.41
Average basic common shares	33,790,542	27,276,722	27,261,325	27,260,748	27,211,603
Average diluted common shares	33,790,542	27,276,722	27,261,325	27,260,748	27,211,603
Period end common shares	33,788,431	33,801,097	27,261,325	27,261,325	27,253,825

PERFORMANCE RATIOS
Return on average assets	0.71%	0.58%	0.59%	0.70%	0.66%
Return on average equity	7.85%	6.54%	6.67%	7.74%	7.50%
Net interest margin (fully taxable equivalent)	3.15%	2.95%	2.96%	3.15%	3.14%
Efficiency ratio	79.86%	84.59%	87.83%	80.93%	80.17%
Full-time equivalent employees (period end)	354	361	363	360	365

ASSET QUALITY
Gross charge-offs	$82	$508	$354	$698	$643
Net charge-offs	$(585)	$(526)	$(523)	$238	$(498)
Net charge-offs to average loans (annualized)	-0.23%	-0.20%	-0.21%	0.09%	-0.19%
Nonperforming loans	$15,548	$12,335	$10,220	$10,774	$14,174
Other real estate and repossessed assets	$34,077	$36,836	$42,796	$45,845	$51,615
Nonperforming loans to total loans	1.51%	1.18%	0.99%	1.06%	1.35%
Nonperforming assets to total assets	3.33%	3.24%	3.39%	3.83%	4.36%
Allowance for loan losses	$20,383	$20,798	$21,272	$22,248	$23,487
Allowance for loan losses to total loans	1.98%	2.00%	2.07%	2.20%	2.23%
Allowance for loan losses to nonperforming loans	131.10%	168.61%	208.14%	206.50%	165.70%

CAPITAL
Average equity to average assets	9.01%	8.95%	8.86%	9.03%	8.76%
Tier 1 capital to average assets	11.06%	10.61%	10.89%	10.85%	10.45%
Total capital to risk-weighted assets	16.11%	15.69%	16.04%	16.12%	15.35%
Tier 1 capital to average assets (Bank)	10.99%	10.45%	10.80%	10.72%	10.35%
Total capital to risk-weighted assets (Bank)	16.00%	15.45%	15.90%	15.80%	14.98%
Tangible common equity to assets	9.15%	8.82%	6.63%	6.87%	6.71%

END OF PERIOD BALANCES
Total portfolio loans	$1,030,111	$1,042,377	$1,028,793	$1,012,887	$1,051,009
Earning assets	1,337,512	1,359,686	1,402,703	1,320,540	1,348,565
Total assets	1,490,899	1,517,405	1,562,680	1,476,828	1,507,438
Deposits	1,216,778	1,249,734	1,288,041	1,199,578	1,231,390
Total shareholders' equity	135,188	132,522	135,507	133,252	132,905

AVERAGE BALANCES
Total portfolio loans	$1,037,678	$1,026,603	$1,012,361	$1,035,564	$1,048,984
Earning assets	1,349,971	1,380,510	1,362,223	1,331,557	1,348,703
Total assets	1,493,201	1,527,910	1,514,555	1,489,887	1,506,722
Deposits	1,223,928	1,255,221	1,238,303	1,212,089	1,232,489
Total shareholders' equity	134,488	136,718	134,118	134,537	131,941